EXHIBIT 23.1

CONSENTS OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRMS

The Board of Directors
Sterling Bancorp:

We consent to the incorporation by reference in (1) the Registration Statements on Form S-8 (No. 333-97009 and No. 333-72294) and (2) the Registration Statements on Form S-3 (No. 333-156880 and No. 333-158115) of Sterling Bancorp of our reports dated February 25, 2010 with respect to the consolidated financial statements of Sterling Bancorp, and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Sterling Bancorp for the year ended December 31, 2009.

/s/ Crowe Horwath LLP
Livingston, New Jersey
February 25, 2010